Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw
	Corporate Secretary	4 West Second Street
	(631) 727-5667	Riverhead, NY 11901
(631) 727-5667 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP APPOINTS EDGAR F. GOODALE AS CHAIRMAN OF THE

BOARD AND J. GORDON HUSZAGH AS PRESIDENT AND CEO, AND DIRECTOR

Riverhead, New York, February 9, 2009, — Suffolk Bancorp (NASDAQ—SUBK) announced that the Board of Directors has appointed Edgar F. Goodale, currently Acting Chairman, as Chairman of the Board; and J. Gordon Huszagh, currently Acting President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer, President and Chief Executive Officer, both effective immediately. Mr. Huszagh was also appointed as a Director of Suffolk Bancorp and of its banking subsidiary, The Suffolk County National Bank, “SCNB.” In their respective capacities, they succeed Thomas S. Kohlmann as Chairman, President and Chief Executive Officer of Suffolk Bancorp and SCNB, positions from which he has stepped aside, effective today. He had been granted a leave of absence in connection with his personal health last year. Mr. Kohlmann remains active as a director.

Mr. Kohlmann commented, “I feel secure in formally turning over the leadership of our company to Mr. Goodale and to Mr. Huszagh. During the past half year while I have been on medical leave, they have proven themselves more than capable of meeting the challenges of maintaining Suffolk’s performance in an extremely difficult market. That competence is more than evident in the numbers we released for our earnings during the third and fourth quarters of 2008, and further confirmation that Suffolk works as a team, valuing the contributions of all of our employees, but reliant on no one individual for our success.”

Mr. Kohlmann went on to say, “Under the circumstances, I feel that the greatest contribution I can make to Suffolk’s performance going forward is as a Director, providing support, encouragement, and guidance to the new team. I have faith in Edgar and Gordon. Edgar has served on Suffolk’s Board for twenty years and as Lead Director for the past two. Gordon knows this company inside and out, yet maintains a proper, critical perspective that will allow Suffolk to adapt to changing circumstances, seeking the most profitable balance between managing risk in a turbulent economy, and making the most of opportunities to grow.”

Mr. Huszagh stated, “I appreciate the Board’s confidence, and Tom’s support. As for any bank in these times, the year ahead will not be easy, but we are well-positioned to weather the storm. Most important, our Board and management are unified in their determination to preserve and maintain Suffolk as the prudent, predictable, and profitable member of Long Island’s financial community that it has been for more than 119 years.”

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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